ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated February 21, 2012

JPMorgan Chase & Co. Contingent Absolute Return Autocallable Optimization Securities

Linked to the SPDR® S&P® Homebuilders ETF due on or about March 1, 2013

Investment Description

Contingent Absolute Return Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each, a “Security” and collectively, the “Securities”) linked to the performance of a specific exchange-traded fund (the “Fund”). The Securities are designed for investors who believe that the price of the Fund will remain flat or increase during the term of the Securities, or not close below the Trigger Price on the Final Valuation Date. If the Fund closes at or above the Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-7-I under “General Terms of Securities — Anti-Dilution Adjustments”) on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the closing price of one share of the Fund closes at or above the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the price of the Fund from the Trade Date to the Final Valuation Date (the “Contingent Absolute Return”). If by maturity the Securities have not been called and the Fund closes below the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The Contingent Absolute Return, and any contingent repayment of principal, apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of the Fund on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Absolute Return at Maturity: If by maturity the Securities have not been called and the price of the Fund closes at or above the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay the principal amount plus pay the Contingent Absolute Return. If the price of the Fund closes below the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Trade Date to the Final Valuation Date. The Contingent Absolute Return, and any contingent repayment of principal, apply only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	February 23, 2012
Settlement Date[1]	February 28, 2012
Observation Dates[2]	Quarterly (see page 4)
Final Valuation Date[2]	February 25, 2013
Maturity Date[2]	March 1, 2013
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Securities — Call Feature” and “Description of Securities — Payment at Maturity” in the accompanying product supplement no. UBS-7-I

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-7-I AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Contingent Absolute Return Autocallable Optimization Securities linked to the SPDR® S&P® Homebuilders ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return rate, Initial Share Price and Trigger Price will be determined on the Trade Date.

Fund	Call Return Rate	Initial Share Price	Trigger Price*	CUSIP	ISIN
SPDR® S&P® Homebuilders ETF	10.25% to 12.25% per annum	$•	80% of the Initial Share Price	48126B285	US48126B2850
*	The Trigger Price may be rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-7-I dated February 21, 2012, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-7-I, will supersede the terms set forth in product supplement no. UBS-7-I. In particular, please refer to “Additional Terms Specific to the Securities” in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-7-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the SPDR® S&P® Homebuilders ETF		$10		$0.15		$9.85
(1)	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-24 of the accompanying product supplement no. UBS-7-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.15 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-7-I, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-7-I dated February 21, 2012 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-7-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-7-I dated February 21, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212001067/e47449_424b2.pdf

t	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

t	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

t	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this free writing prospectus, notwithstanding anything to the contrary set forth under “General Terms of Securities — Calculation Agent” in the accompanying product supplement no. UBS-7-I, all calculations with respect to the Trigger Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Fund.

t	You believe the Fund will close at or above the Initial Share Price on one of the specified Observation Dates or will close at or above the Trigger Price on the Final Valuation Date.

t	You understand and accept that you will not participate in any appreciation in the price of the Fund and that your potential return is limited to the Call Return or, if the Securities have not been called, to the Contingent Absolute Return.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

t	You would be willing to invest in the Securities if the Call Return rate were set equal to 10.25% per annum (the actual Call Return rate will be set on the Trade Date and will not be less than 10.25% per annum or greater than 12.25% per annum).

t	You do not seek current income from this investment and are willing to forgo dividends paid on the Fund.

t	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Fund.

t	You require an investment designed to provide a full return of principal at maturity.

t	You believe that the price of the Fund will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date exposing you to the full negative Fund Return at maturity.

t	You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

t	You would not be willing to invest in the Securities if the Call Return rate were set equal to 10.25% per annum (the actual Call Return rate will be set on the Trade Date and will not be less than 10.25% per annum or greater than 12.25% per annum).

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek current income from this investment or prefer to receive the dividends paid on the Fund.

t	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus, “Risk Factors” in the accompanying product supplement no. UBS-7-I and “Risk Factors” in the accompanying underlying supplement no. 1 for risks related to an investment in the Securities.

Indicative Terms

Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Fund	SPDR® S&P® Homebuilders ETF
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	Approximately 12 months, unless called earlier
Call Feature	The Securities will be called if the closing price of one share of the Fund on any Observation Date is equal to or greater than the Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Observation Dates[1,2]	May 23, 2012 August 23, 2012 November 23, 2012 February 25, 2013 (Final Valuation Date)
Call Settlement Dates[2]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of between 10.25% and 12.25% per annum. The actual Call Return rate will be determined on the Trade Date.
Call Price	The Call Price equals the principal amount per Security plus the Call Return. The table below assumes a Call Return rate of 11.25% per annum.*
Observation Dates[2]	Call Settlement Dates[2]	Call Return (numbers below assume a rate of 11.25% per annum)	Call Price (per $10)
May 23, 2012	May 25, 2012	2.8125%	$10.2813
August 23, 2012	August 27, 2012	5.6250%	$10.5625
November 23, 2012	November 27, 2012	8.4375%	$10.8438
February 25, 2013	March 1, 2013	11.2500%	$11.1250
(Final Valuation Date)	(Maturity Date)
*	The actual Call Return rate will be set on the Trade Date and will not be less than 10.25% or greater than 12.25% per annum.
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 × (1 + Contingent Absolute Return)

If the Securities are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Fund Return)

In this scenario, the Contingent Absolute Return does not apply and you will lose some or all of your initial investment at maturity in an amount proportionate to the negative Fund Return.

Fund Return	Final Share Price – Initial Share Price Initial Share Price
Contingent Absolute Return	The absolute value of the Fund Return. For example, if the Fund Return is -5%, the Contingent Absolute Return will equal 5%.
Initial Share Price[3]	The closing price of one share of the Fund on the Trade Date, divided by the Share Adjustment Factor
Final Share Price	The closing price of one share of the Fund on the Final Valuation Date
Share Adjustment Factor[3]	Set equal to 1.0 on the Trade Date
Trigger Price[3]	80% of the Initial Share Price
(1)	See footnote 1 under “Key Dates” on the front cover
(2)	See footnote 2 under “Key Dates” on the front cover
(3)	Subject to adjustment upon the occurrence of certain corporate events affecting the Fund as described under “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-7-I. The Trigger Price may be rounded up to the nearest cent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-7-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-7-I and the “Risk Factors” section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the Fund has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Fund from the Initial Share Price to the Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Fund Return. Under these circumstances, the Contingent Absolute Return will not apply and you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Fund at maturity.

t	The Contingent Absolute Return Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price is above the Trigger Price. If by maturity the Securities have not been called, either JPMorgan Chase will repay you the full principal amount per Security plus the Contingent Absolute Return or, if the price of the Fund closes below the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Trade Date to the Final Valuation Date. The Contingent Absolute Return and any contingent repayment of principal are based on whether the Final Share Price is below the Trigger Price and apply only if you hold your Securities to maturity.

t	Limited Return on the Securities: If the Securities are called, your potential gain on the Securities will be limited to the Call Return regardless of the appreciation in the closing price of one share of the Fund, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, if the Securities are not called, your potential return on the Securities will be limited by the Trigger Price. Because JPMorgan Chase will pay you the principal amount plus the Contingent Absolute Return at maturity only when the Securities are not called and only if the Final Share Price is greater than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. Furthermore, because the closing price of one share of the Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Fund.

t	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Fund: “Volatility” refers to the frequency and magnitude of changes in the price of the Fund. Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the price of the Fund could close below its

Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, that Call Return rate is set on the Trade Date and depends in part on this expected volatility. However, the Fund’s volatility can change significantly over the term of the Securities. The price of the Fund could fall sharply, which could result in a significant loss of principal.

t	Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	Reinvestment Risk: If your Securities are called early, the holding period over which you would receive the per annum return of between 10.25% and 12.25% could be as little as three months (the actual Call Return rate will be set on the Trade Date and will not be less than 10.25% or greater than 12.25%). There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

t	No Periodic Interest Payments: You will not receive any periodic interest payments on the Securities.

t	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement no. UBS-7-I for additional information about these risks.

t	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Call Settlement Date or at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Stocks Composing the Fund: Investing in the Securities is not equivalent to investing in the Fund or the stocks held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the stocks held by the Fund, such as voting rights, dividend payments or other distributions.

t	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Stocks Composing the Fund: Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the stocks held by the Fund and received the dividends on the Fund or those stocks. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference to the closing price of one share of the Fund on the Observation Dates without taking into consideration the value of dividends on the Fund or the stocks held by the Fund.

t	No Assurances That the Investment View Implicit in the Securities Will Be Successful: While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment or potential absolute returns in a negative environment above the Trigger Price, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity if the Securities have not been previously called.

t	Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	The Anti-Dilution Protection for the Fund Is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

t	There Are Risks Associated with the Fund: Although shares of the Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.

t	Differences Between the Fund and its Underlying Index: The Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and its underlying index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying index.

t	Hedging and Trading in the Fund: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the Fund or instruments related to the Fund. We or our affiliates may also trade in the Fund or instruments related to the Fund from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity if not previously called. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the value of the Fund, and therefore the market value of the Securities.

t	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Chase & Co. Impact on Market Price of Fund: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund may adversely affect the market price of the Fund and, therefore, the market value of the Securities.

t	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Fund on an Observation Date, determining if the Securities are to be automatically called, calculating the Fund Return or Contingent Absolute Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Securities — Market Disruption Events” in the accompanying product supplement no. UBS-7-I.

t	Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the Fund and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-7-I.

t	The SPDR® S&P® Homebuilders ETF is Linked to the Performance of the Homebuilding Industry — All or substantially all of the equity securities held by the SPDR® S&P® Homebuilders ETF are issued by companies whose primary lines of business are directly associated with the residential homebuilding industry. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the homebuilding industry is significantly affected by a number of factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters and geopolitical events, including those described under “Risk Factors” in the accompanying underlying supplement no. 1-I. These factors could cause an upturn or a downturn in the homebuilding industry generally or regionally and could cause the value of the equity securities held by the SPDR® S&P® Homebuilders ETF and the price of the Index Fund to decline during the term of the Securities.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$20.00
Call Return Rate:	11.25%* per annum (or 2.8125% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$16.00 (which is 80.00% of the Initial Share Price)
*	The actual Call Return rate will be set on the Trade Date and will be between 10.25% and 12.25% per annum. If the actual Call Return rate as determined on the Trade Date is less than 11.25% per annum, your return, if any, may be less than the applicable returns shown below.

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$22.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.2813

Because the Securities are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.2813 per $10.00 principal amount (2.8125% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$18.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$16.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$18.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$21.00 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$11.1250

Because the Securities are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.1250 per $10.00 principal amount (11.25% return on the Securities).

Example 3 — Securities are NOT Called and the Final Share Price is above the Trigger Price

Closing Price at first Observation Date:	$18.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$16.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$18.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$18.00 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Contingent Absolute Return)
$10.00 × (1 + 10%)
$11.00

Because the Securities are not called and the Fund Return is -10%, but the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $11.00 per $10.00 principal amount (a 10% return on the Securities).

Example 4 — Securities are NOT Called and the Final Share Price is below the Trigger Price

Closing Price at first Observation Date:	$18.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$16.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$18.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$10.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Fund Return)
$10.00 × (1 + -50%)
$5.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Fund

Included on the following pages is a brief description of the Fund. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for the Fund. The information given below is for the four calendar quarters in each of 2007, 2008, 2009, 2010 and 2011. Partial data is provided for the first calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Fund as an indication of future performance.

The SPDR® S&P® Homebuilders ETF

The SPDR® S&P® Homebuilders ETF is an exchange-traded fund of SPDR® Series Trust, a registered investment company, which seeks to replicate as closely as possible, before expenses, the performance of the S&P® Homebuilders Select Industry™ Index. The S&P® Homebuilders Select Industry™ Index measures the performance of the homebuilding industry of the U.S. equity market. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information about SPDR® Series Trust, SSgA Funds Management, Inc. and the Homebuilders ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at http://www.SPDRETFs.com. Information contained on these websites is not incorporated by reference in, and should not be considered part of, this term sheet. For additional information about the SPDR® S&P® Homebuilders ETF, see the information set forth under “The SPDR® S&P® Homebuilders ETF” in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the SPDR® S&P® Homebuilders ETF

The following table sets forth the quarterly high and low closing prices of one share of the SPDR® S&P® Homebuilders ETF, based on daily closing prices as reported by Bloomberg. The closing price of one share of the Fund on February 17, 2012 was $20.10. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$39.70	$32.55	$32.55
4/1/2007	6/30/2007	$35.90	$30.36	$30.36
7/1/2007	9/30/2007	$30.92	$21.31	$21.40
10/1/2007	12/31/2007	$23.55	$17.14	$19.40
1/1/2008	3/31/2008	$23.36	$15.90	$21.77
4/1/2008	6/30/2008	$24.05	$16.62	$16.62
7/1/2008	9/30/2008	$22.30	$14.72	$19.54
10/1/2008	12/31/2008	$20.00	$8.91	$11.97
1/1/2009	3/31/2009	$13.15	$8.23	$10.62
4/1/2009	6/30/2009	$14.11	$10.88	$11.75
7/1/2009	9/30/2009	$16.47	$10.73	$15.03
10/1/2009	12/31/2009	$15.68	$13.79	$15.11
1/1/2010	3/31/2010	$17.03	$14.98	$16.82
4/1/2010	6/30/2010	$19.64	$14.30	$14.30
7/1/2010	9/30/2010	$15.91	$13.88	$15.81
10/1/2010	12/31/2010	$17.66	$15.40	$17.39
1/1/2011	3/31/2011	$18.73	$17.31	$18.21
4/1/2011	6/30/2011	$19.05	$17.07	$18.05
7/1/2011	9/30/2011	$18.51	$13.17	$13.29
10/1/2011	12/31/2011	$17.25	$12.55	$17.10
1/1/2012	2/17/2012*	$20.35	$17.37	$20.10

*	As of the date of this free writing prospectus available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through February 17, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the SPDR® S&P® Homebuilders ETF from February 6, 2006 through February 17, 2012, based on information from Bloomberg without independent verification. The SPDR® S&P® Homebuilders ETF commenced trading on February 6, 2006. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the closing price on February 17, 2012. The actual Trigger Price will be based on the closing price on the Trade Date.

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-24 of the accompanying product supplement no. UBS-7-I.